Distribution Agreement

This agreement is made and entered as of April 01, 2008 by and between Kenner Material & System Co., Ltd. a Taiwan corporation ("Manufacturer") And 360 Interchange, Inc. , a Nevada U.S.A. corporation ("Distributor").

Recitals:

Distributor desires to exclusively distribute the Products through its distribution network in the United States and any US company manufacturer worldwide on the terms and conditions set forth in this Agreement. Each of Manufacturer and Distributor agree to exclusively distribute the Products through Distributor's distribution network, on the terms and conditions set forth in this Agreement.

THEREFORE, the parties agree as follows:

1. DEFINITIONS. The terms defined in this Section 1 shall, whenever such terms are used in this Agreement, have the following respective meanings unless their context expressly or by necessary implication otherwise requires.

   "Products" means the TPE product series and any future developed TPE related products manufactured by Manufacturer set forth on attached Exhibit A. as modified from time to time pursuant to Section 2.5 below, including all enhancements, updates, new product models and innovations to such products intended for ultimate sale to the customers.

2. MANUFACTURE AND SUPPLY OF PRODUCTS

   2.1 Product Specifications: During the term of this Agreement, Manufacturer shall manufacture the Products for supply to Distributor in accordance with Manufacturer's product designs, innovations and technology. Such specifications and requirements may change from time to time based on market changes. All Products shall meet the quality standards.

   2.2 Packaging: Manufacturer shall follow the instruction on each Purchasing Order. Distributor will provide special packing materials if a special packing are required.

   2.3 Collateral Materials: Manufacturer shall provide all product processing information to Distributor.

   2.4 Quality Assurance: Manufacturer will assure quality control, through manufacture, packaging and loading on containers, trucks, or other transit vehicles, whatever the case may be. The Manufacturer shall promptly correct any such problems.

   2.5 New Products: If Manufacturer intends to introduce any Manufacturer-manufactured Product (in addition to the Products listed on Exhibit A) for distribution during the Term, Distributor shall first be provided with the opportunity to add such products to this Agreement by amendment of the list of "Products" set forth on Exhibit A. The parties shall, acting reasonably and in

good faith, negotiate the pricing and schedule for the introduction of such new Products. If Distributor declines such Product(s) in writing, the Product may be offered for alternative distributors.

3. DISTRIBUTION

3.1 Distribution Cannels: Distributor shall treat all of Manufacturer's confidential and proprietary information with the same degree of care and protection against inadvertent disclosure as its own confidential and proprietary information. All products will be labeled under 360Interchange's name.

3.2 Manufacturer Technical Assistance: Manufacturer shall provide technical assistance to Distributor through qualified Manufacturer employees, cost to be discussed by both parties.

3.3 Exclusive Relationship during the Term: The parties acknowledge and agree that Manufacturer will protect proprietary information against unauthorized use and will not disclosure and supply Products information to a competitor of distributor's during the term for distribution. During the term, following Distributor's declining of its first right to distribute a new Product as set forth in Sec. 2.5, neither Manufacturer or any person or entity controlled by or under common control with either of them.

4. PRICE STRUCTURE

4.1 Prices: All prices for Products: (1) shall be quoted and paid in US Dollars (FOB). (2) Subject to the payment of shipment costs based on Price Listed on Exhibit B, which prices shall remain firm as to all Purchase Orders submitted as provided by Section 5.2.

4.2 Annual Pricing Review: Pricing shall be subject to review and negotiation between Distributor and Manufacturer on an annual basis in January of each year, for a price change effective as of the following March 1. All price adjustments must be mutually approved by Distributor and Manufacturer. Unless and until Distributor has agreed to a price adjustment, the prevailing pricing shall continue to apply to all Purchase Orders submitted by Distributor. All price changes requests shall be submitted to Distributor in writing.

43. Process and Timing: Distributor may initiate a request for a price review in January of each year, beginning in 2009. Any suggested pricing revisions made by Distributor may be submitted to Manufacturer. Distributor and Manufacturer agree: (1) to support and justify any requested price revisions with appropriate justifications and (where applicable) provide documentation, such as changes in materials or labor costs, agreed technical improvements to the Products. (2) to negotiate any such requests reasonably and in good faith; and (3) to use all reasonable efforts to come to an agreement within 30 days following a request.

5. PURCHASING ORDER, DELIVERY AND PAYMENT

5.1 After the initial year of distribution, on or before January 31 of each year, beginning in 2010, Distributor shall provide Manufacturer with Distributor's best projections of Purchase Order under this Agreement during the succeeding 12-month period in order to assist Manufacturer in their planning. Such projections are estimates only and not binding Purchase Orders. Nothing in this Agreement constitutes a commitment by Distributor to order a defined or minimum guaranteed quantity of Products and Distributor's projections do not constitute a commitment by Distributor to purchase a defined or minimum guaranteed quantity of Products.

5.2 Purchasing Order. All Purchasing Orders for Product shall be placed by the Distributor by delivery of individual written purchase orders ("Purchase Orders") specifying the Product, desired quantities and desired delivery dates. Vendor shall submit all Purchase Orders directly to the Manufacturer. Manufacturer shall use all reasonable efforts to deliver Products in the quantities and at the times requested in the Purchase Orders or shall otherwise notify Vendor in writing of a different proposed quantity of shipment and delivery date. Vendor shall have the right to withdraw a Purchase Order or modify the quantities ordered under any given Purchase Order if delivery is not made or cannot be assured within 60 days after the date the Purchase Order is given. In the event of an inconsistency between the terms and conditions of a Purchase Order and the terms of this Agreement, the terms of this Agreement shall govern and control unless the term of the Purchase order has been specifically negotiated and agreed in a signed writing by both parties, in which case the specially negotiated term in the Purchase Order shall govern and control.

5.3 Delivery. All shipment of product pursuant to Distributor's firm Purchase Orders shall be delivered in accordance with the Purchase Order.

5.4 Payment Terms. Distributor will wire transfer full payment of 1st Purchasing Order in advance (deposit). Net 30 days upon delivery on remaining orders. Deposit will be applied to the last shipment on the yearly contract.

6. WARRANTY

6.1 Manufacturer's Warranty

Manufacturer warrants to Distributor that all Products sold to Distributor under this Agreement: (1) shall confirm to all mutually agreed specifications; (2) shall be free of defects of design or manufacturing or features that render the Products unfit or unsafe for use by consumers; (3) shall be of good material and workmanship (total quality assurance); and (4) shall be fit and sufficient for the particular purposes for which they are intended.

7. TERMS AND TERMINATION; INDEMNIFICATION

7.1 The term of this Agreement shall commence and be effective as of the Effective Date stated in the preface of this Agreement and, subject to renewal and unless earlier terminated for cause as provided under Section 7.2. The Agreement shall automatically renew and be extended for one year. Distributor, on the one hand, and Manufacturer on the other hand, may affirmatively give ninety (90) days written notice to the other party of such party's election to not further extend the Agreement, with such termination to be effective as of the end of the then current expiration date.

7.2 Termination for Cause. In the event that Distributor, on the one hand, or Manufacturer, on the other hand, fails in any material respect to comply with the terms of this Agreement and do not correct such failure within 30 days after written notice is given to the defaulting party specifying such material failure, the non-defaulting party may terminate this Agreement for cause by written notice of termination effective 30 days after the giving of such notice.

7.3 Effect of Termination. Upon the expiration of the Term or earlier termination of this Agreement (a) unless otherwise directed by distributor at the time, Manufacturer shall honor all Purchase Orders given by Distributor as provided in this Agreement on or prior to the expiration of the Term or the effective date of termination, even if the shipment is to occur after the Closing Date. (b) Distributor shall pay all invoices for accepted shipments of Product supplied pursuant to Purchase Order filled as provided in this section. (c) Distributor, on the one hand, or Manufacturer, on the other hand, shall return any materials in such party's custody containing any confidential or proprietary information of the other party.

8. ARBITRATION

This Agreement shall be construed and interpreted in accordance with the laws of the State of Oregon, U.S.A., with venue in Taiwan, and the parties hereby subject themselves to this jurisdiction for the resolution of all disputes.

9. MISCELLANEOUS PROVISIONS

9.1 All notices, requests, demands, claims or other communications permitted or required by this Agreement shall be deemed duly given in writing using any other means (including personal delivery, facsimile transmission, expedited courier, messenger service, ordinary mail or electronic mail) but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient, as to which the sender shall have the burden of proof.

9.2 All notice, requests, demands, claims or other communications permitted or required by this Agreement shall be deemed duly given in writing.

9.3 Force Majeure. Nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

Manufacturer

Kenner Materials & System Co., Ltd.
No. 26-7, Neighbor 5, Neiding Village,
Jhongli City, Tao-Yuan, Taiwan

By: ____________________

Title: PRESIDENT

Date: 25/03/2008

Distributor

360 Interchange Inc.
No. 295, E. Main St. Suite 1
Ashland OR 97520
U.S.A.

By: ____________________

Title: Vice President

Date: 3-25-08

Exhibit A

PRODUCTS

Products shall initially consist of the following:

1. KB360-730A
2. KB360-830C
3. KE8260A sheet
4. KE8260A pellet
5. Other existing products except Thermal Grease
6.